EXHIBIT 10.1

                   [Letterhead of Natural Health Trends Corp.]

                                                          January 3, 2007

Mr. Gernot Senke
284 Partridge Run
Mountainside, NJ 07092

               Re:  Employment Terms
                    ----------------
Dear Gernot:

         I am pleased to set forth the terms and conditions of your employment with Natural Health Trends Corp. (the "Company"). We look forward to your significant contributions toward the achievement of our goals.

         The Position

         Commencing no later than February 12, 2007 (the "Commencement Date"), you will be appointed as the Company's Chief Operating Officer. You will report to the Company's President and CEO.

         Compensation Package

         Your base salary is $265,000 per year and you will also be eligible to receive annual incentive compensation equal to 40% of your base salary if certain annual performance goals for the Company's operations are achieved. These goals will be established by the President/CEO and the Compensation Committee at the beginning of each fiscal year. The incentive bonus will be paid in cash immediately following the completion of the Company's year end audit of its financial statements.

         Benefits Package / Relocation

         In connection with your relocation to the Dallas metroplex area, the Company will (i) reimburse you for reasonable out-of-pocket expenses related to the relocation of your household goods and personal property, and (ii) guaranty that you receive the Fair Value for the sale of your primary residence located at 284 Partridge Run, Mountainside, NJ 07092. "Fair Value" shall mean the average of two (2) appraisals provided by independent, reputable appraisal companies; provided however, if the difference between such appraisals is more than 5% of the lower value, then a third appraisal shall be retained and Fair Value shall mean the average of the two closest appraisals.

         Your compensation will also include participation in our standard benefits program available to our U.S. based employees. For a period not to exceed three (3) months, you will also be provided with a temporary living allowance equal to $5,000 per month and reimbursement of automobile rental expenses and costs incurred by you in connection with your travel to and from the Dallas area.

         Equity Participation

         I am also happy to inform you that the Company's Compensation Committee has authorized the grant on the Commencement Date to you of options to purchase 35,000 shares of the Company's common stock, pursuant to and in accordance with the Company's 2007 Equity Incentive Plan. The exercise price of the options will be equal to the closing price of Company's common stock on the Commencement Date as reported on The NASDAQ National Market. The options will vest over a three year period and will expire 5 years following the Commencement Date (unless your employment with the Company is sooner terminated).

         Vacation

         You will be entitled to four (4) weeks vacation per annum, in accordance with the Company's vacation policy.

         Severance

         Following the relocation of your permanent residence to the Dallas metroplex area, you will be entitled to Severance Payments (as defined below) if any of the following events occur:

         (i) the Company terminates you without Cause (as defined below) during the period commencing on the date that is thirty (30) days prior to a Change of Control (as defined below) through and including the date that is 18 months following such Change of Control (a "Change of Control Termination");

         (ii) you provide the Company with written notice of your resignation for Good Reason (as defined below) and the Company has not cured such event within 30 days following its receipt of such written notice; or

         (iii) the Company terminates you without Cause (other than in connection with a Change of Control as contemplated in (i) above).

         However, in order to receive any Severance Payments you must execute and deliver to the Company a full general release of all claims against the Company and its affiliates in form and substance satisfactory to the Company.

        As used herein, the term:

         (a) "Severance Payments" shall mean the continuation of the payment of your base salary then in effect (plus health and medical insurance coverage as previously provided to you) for a period of up to 12 months following the termination date, or until such earlier date on which you become engaged in any

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

Competitive Activity (as defined in the Non-Competition Agreement) or otherwise breach the terms and conditions of the Non-Competition Agreement (each, a "Severance Payment Termination Event"); provided however, that with respect to a Change of Control Termination, the Employee shall be entitled to receive Severance Payments for a period of up to two (2) years only, subject to earlier discontinuation following a Severance Payment Termination Event;

         (b) "Cause" shall include, without limitation, the following: (i) failure or neglect, by you to perform the duties of your position; (ii) your failure to obey orders given by the Company or your supervisors; (iii) your misconduct in connection with the performance of any of your duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject; (iv) your commission of an act involving moral turpitude, dishonesty, theft or unethical business conduct, or conduct which impairs or injures the reputation of, or harms, the Company; (v) your disloyalty, including without limitation, aiding a competitor; (vi) your failure to devote your full time and best efforts to the Company's business and affairs;
(vii) your failure to work exclusively for the Company; (viii) your failure to fully cooperate in any investigation by the Company; (ix) your breach of this Agreement or Company rules; (x) any other act of misconduct by you that could reasonably be expected to have a material adverse effect on the Company, its business, prospects or reputation; (xi) your abuse of alcohol or other drugs or controlled substances; or (xii) your resignation (other than for Good Reason).

         (c) "Change of Control" shall mean: (i) when any "person" as defined in
Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; or (ii) when, during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this provision; or (iii) the occurrence of a transaction requiring stockholder approval under applicable state law for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliated company of the Company through the purchase of assets, or by merger, or

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

otherwise; provided however, that none of the foregoing shall constitute a Change of Control if such transaction, event or occurrence shall be approved by, or consented to, by the Employee;

         (d) "Good Reason" shall mean the occurrence of any of the following without your written consent or approval: (A) the assignment to you of duties inconsistent with this Agreement or a material diminution in your title or authority; (B) any change in reporting responsibility so that you report to any person other than the President or CEO, or (C) any material breach of the Agreement by this Company.

         Non-Competition and Confidentiality Agreement

         You agree to enter into a Non-Competition and Proprietary Rights Assignment Agreement, a form of which is attached hereto as Exhibit B (the "Non-Competition Agreement"), pursuant to which you will agree that you will keep in confidence the Company's confidential information, you will not compete with the Company, and you will not solicit employees or independent distributors of the Company.

         Arbitration

         All disputes between Parties in connection with arising out of the existence, validity, construction, performance and termination of this Agreement shall be finally settled by arbitration. The arbitration shall be held in Dallas, Texas in accordance with the Rules of the American Arbitration Association by one or more arbitrators appointed in accordance with the said Rules and the award of such arbitrators shall be final and binding upon the Parties. The non-prevailing party shall pay for all reasonable costs and expenses incurred in connection with such dispute, including filing and arbitrator fees as well as the reasonable costs and expenses of opposing legal counsel.

         Employment At Will

         You understand that your employment will be at will, and either you or the Company may terminate the relationship at any time upon four (4) weeks notice; provided however, that the at will relationship will not in any way affect the Company's obligation to pay severance to you as set forth above under "Severance".


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

         We all look forward to working with you and know that you will do an outstanding job in this critical role. All of the benefits described in this letter are conditioned upon your acceptance of this offer. Please indicate your acceptance and agreement with the terms of this letter by signing below in the space provided and by signing the Non-Competition Agreement.


                                       Sincerely,

                                       NATURAL HEALTH TRENDS CORP.


                                       By: /s/ STEPHANIE S. HAYANO
                                           -------------------------------------
                                           Name:  Stephanie S. Hayano
                                           Title: President and CEO


Agreed to and Accepted:


/s/ GERNOT SENKE
---------------------------------
Gernot Senke


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